Exhibit (p)(5)
APPENDIX A – CODE OF ETHICS

Omega Advisors, Inc.

Code of Ethics,
including Statement on Insider Trading and
Personal Investment and Trading Policy

1. GENERAL PROVISIONS

Omega seeks to foster and maintain a reputation for honesty, integrity, and professionalism.  That reputation is a vital business asset.  The confidence and trust placed in Omega are highly valued and must be protected.  As a result, Omega and its Employees must not act or behave in any manner or engage in any activity that (i) creates even the suspicion or appearance of the misuse of material, nonpublic information by Omega or any Employee in violation of the federal or state securities laws, (ii) gives rise to, or appears to give rise to, any breach of fiduciary duty owed to any Client (i.e., any fund or account advised by Omega) or investor, or (iii) creates any actual or potential conflict of interest, or even the appearance of a conflict of interest, between any Client, on the one hand, and Omega or any Employee, on the other hand.  Please refer to the section headed “Glossary of Defined Terms” in Omega’s Compliance Procedures Manual (the “Compliance Manual”) for the definitions of any capitalized terms not otherwise defined herein.

1.1. REQUIREMENTS OF THIS CODE OF ETHICS (the “Code”)

A. Duty to Comply with Applicable Laws

All Employees are required to comply with the Federal Securities Laws, the fiduciary duties owed by Omega to Clients, and this Code.

B. Duty to Report Violations

Each Employee is required to promptly notify the CCO in the event such Employee knows or has reason to believe that such Employee or any other Employee has violated any provision of this Code.  If an Employee knows or has reason to believe that the CCO has violated any provision of this Code, such Employee must promptly notify the COO or General Counsel, and is not required to so notify the CCO.

Omega is committed to fostering a culture of compliance.  An Employee will not be penalized and his or her status at Omega will not be jeopardized by communicating a suspected violation in good faith.  Reports of violations or suspected violations also may be submitted anonymously to the CCO or General Counsel.  Any retaliatory action taken against any person who reports a violation or a suspected violation of this Code is itself a violation of this Code and cause for appropriate corrective action, including dismissal.

C. Duty to Provide Copy of the Code of Ethics and Related Certification

Omega shall provide all Employees with a copy of this Code and all subsequent amendments hereto.  All Employees must in turn provide written acknowledgement to the CCO of (i) their initial receipt and review of this Code, (ii) their review of this Code on a periodic basis at such times as requested, and (iii) their receipt and review of any subsequent amendments to this Code.  The forms used to acknowledge and certify the initial receipt and review and any periodic review of this Code are attached, respectively, as Appendix I and V hereto.

2. STATEMENT ON INSIDER TRADING

2.1. BACKGROUND

Insider trading - trading Securities while in possession of material, nonpublic information or improperly communicating such information to others in violation of the federal or state securities laws - may expose a person to stringent penalties.  Criminal sanctions may include a fine of up to $5,000,000 and/or 20 years’ imprisonment.  The SEC may recover the profits gained, or losses avoided, through insider trading, obtain a penalty of up to three times the illicit windfall, and/or issue an order permanently barring any person engaging in insider trading from the securities industry.  In addition, investors may sue seeking to recover damages for insider trading violations.

Regardless of whether a regulatory inquiry occurs, Omega views seriously any actual or attempted insider trading.  Any such violation constitutes grounds for disciplinary sanctions, including dismissal and/or referral to civil or governmental authorities for possible civil or criminal prosecution.

The law of insider trading is complex; an Employee legitimately may be uncertain about the application of these laws in a particular circumstance.  A question could forestall disciplinary action or complex legal problems.  Employees should direct any questions relating to insider trading to the CCO or General Counsel.  An Employee must also notify the CCO or General Counsel immediately if he or she knows or has reason to believe that a violation of insider trading laws has occurred or is about to occur.

2.2. STATEMENT OF FIRM POLICY

A. Omega forbids any of its Employees from buying or selling Securities on the basis of material, nonpublic information in violation of the federal or state securities laws.  This would include purchasing or selling Securities (i) for an Employee’s own account or one in which the Employee has direct or indirect influence or control, or (ii) for the account of a Client.  If any Employee is uncertain as to whether information is “material” or “nonpublic” or whether buying or selling on the basis of such information violates the securities laws, such person should consult the CCO or General Counsel.

B. Disclosing material, nonpublic information to inappropriate persons, whether or not for consideration (i.e., tipping), is prohibited.  Material, nonpublic information must be disseminated on a “need to know basis” only to appropriate personnel.  This would include any confidential discussions that occur between an issuer of Securities and personnel of Omega.  The CCO or General Counsel should be consulted if a question arises as to who is privy to material, nonpublic information.

C. Assisting anyone transacting business on the basis of material, nonpublic information through a third party in violation of the federal or state securities laws is prohibited.  This may include relaying of material, nonpublic information to other investors who may or may not be seeking to allocate funds to a particular commercial mortgage-backed security transaction in violation of any applicable contractual or other restrictions on the use of the information.

D. The following summarizes principles important to this Statement:

(a) What is “Material” Information?

Trading on inside information is not a basis for liability unless the information is material.  Information is “material” when there is a substantial likelihood that a reasonable investor would consider it important in making his or her investment decisions. Generally, this is information whose disclosure will have a substantial effect on the price of a company’s Securities or information which would cause insiders to change their trading patterns.  No simple “bright line” test exists to determine whether information is material; assessments of materiality involve highly fact-specific inquiries.  Employees should direct any questions regarding the materiality of information to the CCO or General Counsel.

Information that should be considered material includes, without limitation, changes in dividend policies, earnings estimates, changes in previously released earnings estimates, significant merger or acquisition proposals or agreements, major litigation, liquidity problems, and significant new products, services or contracts.  Material information may also relate to the market for a Security, such as information that a brokerage house is about to issue a stock recommendation.  Information about a significant order to purchase or sell Securities, in some contexts, may be deemed material; similarly, prepublication information regarding reports in the financial press may also be deemed material.

(b) What is “Nonpublic” Information?

Information is “nonpublic” until it has been disseminated broadly to investors in the marketplace.  Tangible evidence of such dissemination is the best indication that the information is public.  For example, information is public after it has become available to the general public through a public filing with the SEC or some other government agency, or available to The Wall Street Journal, Bloomberg, Dow Jones, Reuters Economic Services, or some other general circulation publication, and after sufficient time has passed so that the information has been disseminated widely.  In addition, if information is being disseminated to traders generally by brokers, such information would be considered public.

(c) Who is an “Insider”?

The concept of “insider” is broad.  It includes officers, directors and employees of a company.  In addition, a person can be a “temporary insider” if he or she enters into a special confidential relationship in the conduct of a company’s affairs and, as a result, is given access to information solely for the company’s purposes.  Temporary insiders can include, among others, a company’s law firm, accounting firm, consulting firm, banks, and the employees of such organizations.  Under current case law, the SEC must establish that the Insider using the information has breached either a fiduciary to company shareholders or some other duty not to misappropriate insider information.  The situations in which a person can trade on the basis on material, nonpublic information without raising a question whether a duty has been breached are so rare, complex and uncertain that the only prudent course is not to trade, tip or recommend based on insider information.

E. Identifying Insider Information

Before executing any trade for oneself or on behalf of others, including Omega or any Client, an Employee must determine whether he or she has access to material, non-public information.  The Employee should ask the following questions:

(a) Is the information material?  Is this information that an investor would consider important in making his or her investment decisions?  Is this information that would substantially affect the market price of the Securities if generally disclosed?  Is this information which could cause insiders to change their trading habits?

(b) Is the information nonpublic?  To whom has this information been provided?  Has the information been filed with the SEC, or been effectively communicated to the marketplace by being published in, for example, Reuters Economic Services, The Wall Street Journal or other publications of general circulation, or by appearing on the wire services?

If an Employee believes he or she might have access to material, nonpublic information, he or she should take the following steps:

(a) Immediately alert the CCO, so that the applicable company may be placed on the Restricted List if appropriate.

(b) Not purchase or sell the Securities of the company on his or her behalf or for others, including Omega and any Client.

(c) Not communicate the information inside or outside of Omega, other than to the CCO or General Counsel.

The CCO and/or General Counsel will review the issue, determine whether the information is material and non-public, and, if so, what action Omega should take.  The Employee will then either be instructed to continue the prohibitions against trading and communication, or to trade on and communicate the information.

F.           Contacts with Public Companies; Tender Offers

Contacts with public companies represent part of Omega’s research efforts and Omega may make investment decisions on the basis of its conclusions formed through such contacts and analysis of publicly available information.  Difficult legal issues may arise, however, when an Employee, in the course of these contacts, becomes aware of material, nonpublic information.  For example, a company’s chief financial officer could prematurely disclose quarterly results, or an investor relations representative could make a selective disclosure of adverse news to certain investors.  In such situations, Omega must make a judgment about its further conduct.  To protect oneself, Clients, and Omega itself, an Employee should immediately contact the CCO or General Counsel if he or she believes he or she may have received material, nonpublic information.

Tender offers represent a particular concern in the law of insider trading for two reasons.  First, tender offer activity often produces extraordinary movement in the price of the target company’s Securities.  Second, the SEC has adopted a rule expressly forbidding trading and “tipping” while in possession of material, nonpublic information regarding a tender offer received from the company making the tender offer, the target company, or anyone acting on behalf of either.  Employees must exercise particular caution any time they become aware of nonpublic information relating to a tender offer.

2.3. ACTIONS TO TAKE TO AVOID INSIDER TRADING

A. Responsibilities of Employees

All Employees must make a diligent effort to ensure that a violation of laws against insider trading does not either intentionally or inadvertently occur.  In this regard, all Employees are responsible for:

(a) Reading, understanding and agreeing to comply with the insider trading policies contained in this Code.  Employees will be required to sign an acknowledgment that they have read and understood their responsibilities hereunder;

(b) Ensuring that no trading in Securities for which they have material, nonpublic information occurs for their account in violation of the securities laws;

(c) Not disclosing insider information obtained from any source whatsoever to inappropriate persons.  Disclosure outside of Omega, including to family, friends or acquaintances will be grounds for immediate termination and/or referral to civil or governmental authorities for possible civil or criminal prosecution;

(d) Complying with the Policies and Procedures Relating to the Use of Research Consultants attached hereto as Exhibit B; and

(e) Consulting the CCO or General Counsel when questions arise regarding insider trading or when potential violations are suspected.

B. Security

In order to prevent accidental dissemination of material, nonpublic information, personnel must adhere to the following guidelines.

(a) Refrain from discussing sensitive information in public areas.

(b) Refrain from leaving confidential information on message devices.

(c) Maintain control of sensitive documents, including handouts and copies intended for internal dissemination only.

(d) Ensure that faxes and e-mail messages containing sensitive information are properly sent.

(e) Do not allow passwords to be given to unauthorized personnel.

C.           Contact with Third Parties

Requests for information about Omega from third parties, such as the press and analysts, should be directed to Mr. Cooperman or the General Counsel.

3. PERSONAL INVESTMENT AND TRADING POLICY

3.1. GENERAL STATEMENT

Omega has developed the following policies and procedures relating to personal trading in Securities in order to ensure that each Employee acts in a manner consistent with Omega’s duties to its Clients.  Any references to Securities in this Section includes any derivatives thereon.

3.2. RESTRICTIONS ON EMPLOYEES TRADING IN SECURITIES

A. Restrictions Applicable to All Employees

No Employee may knowingly purchase or sell a Security that is also the subject of a transaction by a Client if such Employee’s transaction would disadvantage or appear to disadvantage a Client.  Therefore, the following specific restrictions apply to trading activity by all Employees:

(a) Any purchase or sale of a Security in anticipation of an order from or on behalf of a Client (front running) is prohibited.

(b) Any purchase or sale of a Security (other than an Exempt Transaction, as defined in Section 3.2C) which the Employee knows or has reason to believe is being purchased or sold, or is being considered for purchase or sale, by or on behalf of a Client is prohibited until three business days after the day on which the Client’s transaction has been fully completed or until after consideration of the Client’s transaction is abandoned (the “Blackout Period”).  In determining whether a Blackout Period applies, Employees must always confirm with Omega’s Trading Desk whether Omega has any current or prior activity in the relevant Security during the three prior business days before formally seeking any necessary pre-clearance.  The Blackout Period shall not apply in the following circumstances:

(i) If the Trading Desk confirms that Omega has completely closed out (exited) a position and has no current intention to reposition the subject Security (or any derivative thereof) in the near term, the Employee may transact in that Security or derivative on the next business day after Omega has closed out the transaction.  If, contrary to the Trading Desk’s reasonable belief at the time of confirmation, Omega subsequently repositions the same Security (or a derivative thereof) as that transacted in by the Employee, on the same or next business day after the close-out transaction on which the Employee’s personal trade approval (see below) was premised, the Employee may be required to break or reverse his or her trade, with any resulting profits being attributed to the Client accounts participating in the conflicting trade and any losses being for the account of the Employee.

(ii) If a Co-Head of Research confirms, with respect to any Security to be traded for Omega’s Client accounts, that Omega has been tentatively allocated as much of that trade as those accounts, in the reasonable judgment of Omega’s senior management taking into consideration a range of factors, can currently absorb, the Employee may transact in that Security on the same day alongside Omega, but only to the extent that the Employee’s participation does not deprive the relevant Clients of their desired allocation or negatively impact the price at which Omega transacts for those accounts.  If Omega’s tentative allocation is limited because of supply issues, the Employee will be required to absorb any such limitation first, so that Client accounts are never disadvantaged by the Employee’s participation in the trade.  In the event that the Employee is able to obtain a better price for the Security than Omega obtains for its Clients, the Employee will promptly reimburse Omega the difference, which shall be credited pro rata to all participating Client accounts.

(iii) A transaction in a Security which is a different class of Security than a Security of the same issuer which is subject to the Blackout Period shall not be subject to the Blackout Period, but shall be subject to pre-clearance and the proposed transaction may be denied for any reason.

Written records of all actions taken in relation to the application of the Blackout Period will be maintained.

The other provisions of Sections 3 and 4 of this Code do not apply to Employees who are not Covered Employees.  As used in this Code, the term Covered Employees includes Employees who have access to nonpublic information regarding any Client’s purchases or sales of Securities or portfolio holdings.  Given the small size of Omega, each Employee should assume that he or she is a Covered Employee, unless specifically designated otherwise in writing by the CCO.  The CCO may exempt the Employees designated as not Covered Employees from all or a portion of Omega’s personal trading policies.

B. Restrictions Applicable to Covered Employees

All transactions by Covered Employees, other than Exempt Transactions described below in Section 3.2C, are permitted only to the extent they have been pre-cleared pursuant to Section 3.2D below.

C. Exempt Transactions

The following are Exempt Transactions, where (unless otherwise stated) both purchases and sales are authorized and which do not require pre-clearance:

(a) Transactions in Exempt Securities.  Please refer to the precise definition of Exempt Securities in the Compliance Manual.  Covered Persons should be aware that transactions in Exempt Securities are exempt from the pre-clearance procedures.  Transactions in most Exempt Securities remain subject to the reporting requirements of Section 4 of this Code.

(b) Any transaction in Securities in an account which a Covered Employee does not directly or indirectly influence or control.  There is a presumption that an Employee can exert some measure of influence or control over accounts held by members of such person’s Immediate Family sharing the same household, but this presumption may be rebutted by presenting a written representation to the CCO (or such other person as they may designate).  While the individual transactions meeting the above criteria are Exempt Transactions, the Employee must still provide certain information regarding any such account in the reports required by Section 4 below.

(c) Purchases of Securities under Automatic Investment Plans (i.e., programs where purchases or sales are made according to a predetermined schedule or allocation; however, please refer to the precise definition of Automatic Investment Plans in the Compliance Manual).

(d) Purchases of Securities by exercise of rights issued to the holders of a class of Securities pro rata, to the extent they are issued with respect to Securities for which an Employee already has Beneficial Ownership (whether obtained prior to employment with Omega, by inheritance, by marriage or otherwise in accordance with this Code).

(e) Acquisitions or dispositions of Securities as the result of a tender offer, stock dividend, stock split, reverse stock split, merger, consolidation, spin-off or other similar corporate distribution or reorganization applicable to all holders of a class of Securities for which an Employee already has Beneficial Ownership (whether obtained prior to employment with Omega, by inheritance, by marriage or otherwise in accordance with this Code).

(f) Such other classes of transactions and/or specific transactions as may be exempted from time to time by the CCO (or such person as they may designate) based upon a determination that the transactions are unlikely to violate applicable law or the spirit of this Code.

D. Pre-clearance and Verification Procedures to Implement Trading Restrictions for Covered Employees

The following procedures shall govern all transactions by Covered Employees in Securities other than Exempt Securities (“Non-Exempt Securities”), as described in Section C above.

(a) Pre-clearance

As noted above, Covered Employees may purchase or sell Non-Exempt Securities (other than in Exempt Transactions), only with the prior approval of (i) a Principal or a co-Head of Research AND (ii) the CCO or the COO (all such persons, collectively, the “Approval Committee”).  It is possible that a disapproval of a transaction could be costly to an Employee.  It is understood and acknowledged that Omega’s trading restrictions are considered necessary to avoid conflicts of interest or the appearance of conflicts of interest, and thus benefit Omega and its Employees.  Any approval or disapproval of an Employee transaction shall be in writing.

The Approval Committee, in keeping with the general principles and objectives of this Code, may refuse to grant clearance of a personal Securities transaction without being required to specify any reason for the refusal.  Generally, the Approval Committee may consider the following factors, among others, in determining whether or not to clear a proposed transaction:

(i) whether the amount or the nature of the transaction or person making it is likely to affect the price of or market for the Security;

(ii) whether the individual making the proposed purchase or sale is likely to benefit from purchases or sales being made or considered on behalf of any Client;

(iii) whether the transaction raises a conflict of interest or the appearance of a conflict of interest; and

(iv) whether the transaction is voluntary.

The personal Securities transactions of the CCO will each be reviewed by the COO.

The Approval Committee will not pre-clear any transaction:

(i)  without obtaining confirmation from the Trading Desk that the relevant Security is not subject to the Blackout Period;

(ii) whereby an Employee (either acting alone or in concert with one or more other Employees) proposes to acquire a control position in an issuer of Securities in which Omega holds a position, even if not in the same Security (or derivative).  For example, if Omega is positioned in the AAA tranche of a CDO/CLO, an Employee (either acting alone or in concert with one or more other Employees) will not be permitted to acquire a control position in the equity tranche of that CDO/CLO, even though they are different securities, because of the potential conflicts presented; or

(iii) where the relevant Security is on the Restricted List.

(b) Procedures for Transactions in Securities Accounts at a Broker or Bank

Notification of Account: Transactions through brokers or banks are permitted only after the Employee has provided the information regarding his or her Securities Accounts at any broker or bank in the Initial Holdings Report or the Periodic Holdings Report described in Sections 4.2A and 4.2B below.

Pre-clearance of Trade:  Omega anticipates implementing a third party monitoring system called Financial Tracking on which Employees will input requests for approval of personal trades, with an automatic feeder from the Employee’s broker of his brokerage account statements.  Until such time as such system is implemented, the Employee must submit an Employee Trade Pre-clearance Form (a copy of which is attached as Appendix II hereto) to the CCO and a Director of Research (or such other person as they may designate).  The CCO and a Director of Research (or such other person as they may designate) will notify the Employee promptly of any conflict and will advise whether the Employee’s transaction has been cleared.  It is the responsibility of each Employee to not execute any transaction before receiving the appropriate clearance.

(c) Other Transactions

All other Covered Employee transactions in Non-Exempt Securities, other than Exempt Transactions, and including any holdings of synthetic instruments, must be cleared in writing by the CCO (or such other person as they may designate) prior to the Employee entering into the transaction.  Until such time as a third party monitoring system is implemented, if an Employee wishes to engage in such a transaction, he or she must submit an Employee Trade Pre-clearance Form to the CCO (or such other person as they may designate).  The CCO (or such other person as they may designate) will notify an Employee promptly of any conflict and will advise whether the Employee’s proposed transaction has been cleared.  It is the responsibility of each Employee to not execute any transaction before receiving the appropriate clearance.

(d) Clearance is Generally Effective Only for the Day on Which It is Granted

Unless otherwise approved and stated in the pre-clearance form, (i) clearance issued pursuant to these procedures is effective only for a specified Security and only until the close of business on the day when clearance is granted; and (ii) if a trade is not executed by the close of business, a new Employee Trade Pre-clearance Form (or electronic request) must be submitted.

In the case of non-US markets, “close of business on the day when clearance is granted” shall mean prior the beginning of the next US market session following approval.

E. Interests of Access Persons and Employees

From time to time, Access Persons of Omega may have interests in Securities owned by or recommended to Clients.  Omega may purchase or sell for its advisory accounts Securities of an issuer in which its Access Persons also have a position or interest.  The Blackout Period shall apply to any such transactions, in accordance with the procedures set forth above.  In addition, sales of Securities held for a Client account will be made on behalf of the Client prior to sales of such Security on behalf of Access Persons.  Prior to any transaction by an Access Person, such Access Person must confirm with the relevant Omega trader as to whether Omega will be trading in such Security on behalf of its Clients.

Each time that an Employee providing portfolio management or analytical services recommends the purchase or sale of any Security on behalf of Omega, such person must at that time affirmatively disclose to the Investment Committee or any person designated by it, any position (long or short) that such Employee maintains in such Security or in any other Security issued by the same issuer.

4. REPORTING

4.1. REPORTS ABOUT SECURITIES HOLDINGS

Except as set forth in Section 4.1C below, Covered Employees must submit to the CCO periodic written reports about (i) their Securities accounts and (ii) their holdings in Reportable Securities (and the Reportable Securities holdings of other persons if the Employee has Beneficial Ownership of such Securities).  The reports are intended to identify conflicts of interest that could arise when an Employee has an investment in a Security, and to promote compliance with this Code.  Omega is sensitive to privacy concerns, and will try not to disclose Employees’ reports to anyone unnecessarily.  Report forms are attached.  Note that much of the information required by the report forms may be satisfied by attaching brokerage account statements, which may be provided automatically to the CCO by such electronic reporting system as Omega may from time to time utilise.  Employees should assume that the manual forms are required unless informed otherwise by the CCO.

If a Covered Employee is late in filing a report, or files a report that is misleading or incomplete, such Covered Employee may face sanctions.

A. Initial Holdings Reports

Unless requested sooner, within ten days after the date on which an Employee becomes a Covered Employee (typically the date on which such Employee commences his or her employment with Omega, but also in the case of an Employee not previously designated a Covered Employee, the tenth day after being designated a Covered Employee (i.e., the tenth day after receipt of this Code)), each Covered Employee must submit to Omega an initial holdings report (a form of which is attached as Appendix III hereto) based on information that is current as of a date not more than 45 days prior to such date.  The initial holdings report must contain the following information:

(a) The name and address of any broker, dealer, or bank or other institution (such as a transfer agent of a company) that maintains any account holding any Securities for which the Employee has Beneficial Ownership, and the account numbers and names of the persons for whom the accounts are held.  All Securities accounts holding Securities for which the Employee has Beneficial Ownership (whether or not the account holds Reportable Securities) must be identified, including accounts which the Employee does not directly or indirectly influence or control.  If the Employee has a brokerage account statement that contains all required account information in one document, the Employee may satisfy the initial holdings report requirement by confirming the accuracy of the statement in writing.  If the Employee does not have a consolidated statement, he or she must compile and certify the accuracy of a list of all accounts required to be reported.  (See Appendix III attached hereto.)

(b) Except as set forth in Section 3.1C below, the name/title and type of Security, and, as applicable, the exchange ticker symbol or CUSIP number, number of equity shares, and principal amount of each Reportable Security for which the Employee has Beneficial Ownership.  All Reportable Securities held by Immediate Family members sharing a household with the Employee should also be reported, unless the Employee has rebutted the presumption of Beneficial Ownership of the Immediate Family member’s account in which such Reportable Securities are held.  If the Employee has one or more brokerage account statements that contain all required information regarding Reportable Securities, the Employee may satisfy the initial holdings report requirement by confirming the accuracy of the statement(s) in writing.  If the Employee does not have statement(s), he or she must compile and certify the accuracy of a list of all Reportable Securities required to be reported.  Interests in limited partnerships or similar vehicles such as “hedge funds,” “private equity funds,” and similar funds are required to be disclosed.  For such interests, the Employee must disclose the name of the fund and his or her capital account balance or equivalent.

(c) The date the Employee submitted the report.

B. Periodic Holdings Reports

At least once every 12 months and upon the request of Omega, each Covered Employee must submit to the CCO (i) a report (the form of which is attached as Appendix III hereto) checking the appropriate box indicating that there has been no change from the information set forth in the Covered Employee’s initial holdings report or prior periodic holdings report, or (ii) if the Covered Employee is unable to check the appropriate box on the report because of a change in information previously provided or is otherwise requested by Omega, a report (the form of which is attached as Appendix III hereto) that is current as of a date not more than 45 days prior to such date and that contains the same information required of an initial holdings report as described in Section 4.1A above.

C. Exception to Requirement to List Holdings

An Employee is not required to include the information contemplated by Section 4.1A(b) above in any initial or periodic holdings report for any account over which the Employee does not exercise direct or indirect influence or control, unless in either case requested by Omega.  (Such Employee is still required to disclose the account information contemplated by Section 4.1A(a), including in periodic holdings reports).  Questions about the above-described holding reporting requirements should be referred to the CCO.

D. Quarterly Transaction Reports; Brokerage Account and Transaction Statements

Within 30 days after the end of each calendar quarter, each Employee must submit a report (the form of which is attached as Appendix III-2 hereto) that either (i) describes all reportable transactions and the creation of certain new accounts during the quarter or (ii) confirms that no relevant activity occurred during the quarter.

Each Employee who conducted any reportable transactions must deliver a transaction report containing (i) the date of each transaction, the title, and as applicable the exchange ticker symbol or CUSIP number, interest rate and maturity date, number of shares, and principal amount of each Reportable Security involved; (ii) the nature of the transaction (i.e., purchase, sale or other type of acquisition or disposition); (iii) the price of the Security at which the transaction was effected; (iv) the name of the broker, dealer or bank with or through which the transaction was effected; and (v) the date the Employee submits the report.  In lieu of the above Quarterly Transaction Report for transactions effected through a broker, the Employee may instead deliver copies of a brokerage account statement or other brokerage reports to Omega.  Any trades that did not occur through a broker-dealer, such as the purchase of a private fund, must be reported on a Quarterly Transaction Report.

Employees must also report any accounts opened during the quarter that hold any Securities (including Exempt Securities).

If an Employee did not have any transactions or account openings to report for the quarter, the Employee must confirm that fact within 30 days of the end of the calendar quarter.

Omega reserves the right to request from an Employee (i) copies of any and all brokerage, account and transaction statements and (ii) a letter or other comparable document to any broker, dealer, bank or other institution identified by Omega that maintained an account holding securities (or otherwise held securities) for which such Employee may have Beneficial Ownership, which letter or other document authorizes such institution to provide to Omega all brokerage account and transaction statements that Omega may from time to time request.  Upon request by Omega, an Employee must deliver such documents or such letter to Omega promptly.

EXAMPLES:

1. You only have Securities accounts that are managed by an unrelated party and you have no influence or control over the investment of the assets in the account:

You must list the accounts in your Initial and Periodic Holdings Reports, but you do not need to list the Securities held in the accounts.  No pre-clearance of trades is required.

2. You have Securities accounts which contain only Exempt Securities, such as mutual funds and money market funds, that are not Reportable Securities:

You must list the accounts in your Initial and Periodic Holdings Reports, but you do not need to list the Securities held in the accounts.  No pre-clearance of trades is required, since they are all trades in Exempt Securities.

3. You have a joint account with your spouse, or your spouse or child has their own Securities account, which holds both Exempt and Non-Exempt Securities:

Unless you have rebutted the presumption of Beneficial Ownership of such account under 3.2C above:  you must list the account and any Reportable Securities held in the account in your Initial and Periodic Holdings Reports, since you will be deemed to have Beneficial Ownership over the account; and transactions in Non-Exempt Securities will require pre-clearance and must be included in the quarterly transaction reports.

If you have rebutted the presumption of Beneficial Ownership of such account under Section 3.2C:  you must list the accounts in your Initial and Periodic Holdings Reports, but you do not need to list the Securities held in the accounts; and no pre-clearance of trades is required and the transactions are not required to be included in the quarterly transaction reports.

4. You have investments in “hedge funds,” “private equity funds,” or similar funds:

You must list these holdings in your Initial and Periodic Holdings Reports.  Investments, commitments, withdrawals, or redemptions in or from such funds are considered transactions in Non-Exempt Securities and will require pre-clearance and must be included in the quarterly transaction reports.

4.2. REVIEW OF REPORTS AND OTHER DOCUMENTS

The CCO (or his or her designee) will promptly review each report submitted by Employees. To ensure adequate scrutiny, documents concerning the CCO will be reviewed by the COO.

4.3. OUTSIDE AFFILIATIONS

Each Covered Employee must also within ten days of the Initial Reporting Date provide Omega with a report in the form attached as Appendix IV listing all material outside activities, directorships, or major ownership (over 5%) in any entity.  No Employee may engage in any outside activities as employee, proprietor, partner, consultant, trustee, officer or director without prior written consent of the CCO.  Volunteer activities in a non-managerial and non-director role, family private foundations and real estate cooperative or condominium boards or similar engagements for which the Employee serves without compensation are excepted from this prohibition.

5. COMPLIANCE

5.1. CERTIFICATE OF RECEIPT

Every Employee is required to acknowledge receipt of his or her copy of this Code and that you have read and understood this Code and any amendments.  A form for this purpose is attached to this Code as Appendix I.

5.2. PERIODIC CERTIFICATE OF COMPLIANCE

On a periodic basis, every Employee will be required to recertify that he or she has read and understood this Code and recognize that he or she is subject to this Code.  Each periodic certificate will also state that the Employee has complied with all of the requirements of this Code during the period since his or her prior certification, and that the Employee has disclosed, reported, or caused to be reported all holdings as required hereunder during such period.  A form for this purpose is attached to this Code as Appendix V.

5.3. REMEDIAL ACTIONS

If an Employee violates this Code (including filing a late, inaccurate or incomplete holdings report), he or she may be subject to remedial actions, at the discretion of Mr. Cooperman, which may include, but are not limited to, any one or more of the following:  (i) a warning; (ii) disgorgement of profits; (iii) imposition of a fine (which may be substantial); (iv) demotion (which may be substantial); (v) suspension of employment (with or without pay); (vi) termination of employment; or (vii) referral to civil or governmental authorities for possible civil or criminal prosecution.  If the Employee is normally eligible for a discretionary bonus, any violation of the Code may also reduce or eliminate the discretionary portion of his or her bonus.

6. NOTICES

For purposes of this Code, all notices, reports, requests for clearance, questions, contacts, or other communications to the CCO shall be considered delivered if given to the CCO.

7. REVIEW

This Code shall be reviewed by the CCO periodically to ensure that it is meeting its objectives, is functioning fairly and effectively, and is not unduly burdensome to Omega or Employees.  Employees are encouraged to contact the CCO with any comments, questions, or suggestions regarding implementation or improvement of the Code.

8. EFFECTIVE DATE

This Code will take effect on 1st May 2014.